LB SERIES FUND, INC.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

January 30, 2004

Bruce J. Nicholson, President and Chief Executive
Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Nicholson:

This letter is to confirm to you that LB Series Fund, Inc. (the "Fund") has created thirteen new series of shares to be known as Thrivent Partner Technology Stock Portfolio, Thrivent Partner Small Cap Value Portfolio, Thrivent Small Cap Stock Portfolio, Thrivent Small Cap Index Portfolio, Thrivent Mid Cap Stock Portfolio, Thrivent Mid Cap Index Portfolio, Thrivent Capital Growth Portfolio, Thrivent Large Company Index Portfolio, Thrivent Real Estate Securities Portfolio, Thrivent Balanced Portfolio, Thrivent Partner High Yield Bond Portfolio, Thrivent Bond Index Portfolio, and Thrivent Mortgage Securities Portfolio, and that pursuant to Section 1 of the Administration Contract dated January 1, 2004, between the Fund and Thrivent Financial for Lutherans (the "Agreement"), the Fund desires to retain you to provide administrative management and services under the Agreement to each of the above-referenced Portfolios as a "Portfolio" covered by the Agreement for an annual fee equal to 0.03 percent (0.03%) of each Portfolio's average daily net assets and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

LB SERIES FUND, INC.

By: /s/ Pamela J. Moret
   ______________________________
    Pamela J. Moret, President

ACCEPTED AND AGREED TO:

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Bruce J. Nicholson
   ______________________________
    Bruce J. Nicholson, President and Chief Executive